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                                                              Filed pursuant to
                                                                 Rule 424(b)(3)
                                                                     333-178884
                                                                     333-178889
                                                                     333-178886
                                                                     333-178885
                                                                     333-178888
                                 FIXED ANNUITY
                METLIFE RETIREMENT ACCOUNT -- LIQUIDITY BENEFIT

              METLIFE TARGET MATURITY MODIFIED GUARANTEED ANNUITY

                      T-MARK MODIFIED GUARANTEED ANNUITY

                        REGISTERED FIXED ACCOUNT OPTION

                        SUPPLEMENT DATED APRIL 29, 2013

                   TO THE PROSPECTUSES DATED APRIL 30, 2012

   This supplement updates information in, and should be read in conjunction with, the Prospectuses dated April 30, 2012. It should be read in its entirety and kept together with your Prospectus for future reference. You can obtain a copy of the April 30, 2012 Prospectuses by writing to MetLife Insurance Company of Connecticut, 1300 Hall Boulevard, Bloomfield, Connecticut, 06002-2910.

   Certain terms used in this supplement have special meanings. If a term is not defined in this supplement, it has the meaning given to it in the applicable Prospectus.

Abandoned Property Requirements

   Every state has unclaimed property laws which generally declare non-ERISA (the Employee Retirement Income Security Act of 1974) annuity contracts to be abandoned (1) after a period of inactivity of three to five years from the contract's maturity date or the date the death benefit is due and payable if annuity payments have not commenced or (2) after a period of two or three years from the date the payment is due and payable, or if death benefits are unclaimed after a period of inactivity of three to five years from the date the death benefit is due and payable, if annuity payments have commenced. For example, if the payment of a death benefit has been triggered, but, if after a thorough search, We are still unable to locate the Beneficiary of the death benefit, or the Beneficiary does not come forward to claim the death benefit in a timely manner, the death benefit will be paid to the abandoned property division or unclaimed property office of the state in which the Beneficiary or You last resided, as shown on Our books and records, or to Our state of domicile. (Escheatment is the formal legal name of this process.) However, the state is obligated to pay the death benefit (without interest) if Your Beneficiary steps forward to claim it with the proper documentation. To prevent Your Contract's proceeds from being paid to the state abandoned or unclaimed property office, it is important that You update Your Beneficiary designations, including addresses, if and as they change. To make changes, please call 1-800-343-8496 (for MetLife Target Maturity and T-Mark annuities) and 1-800-842-9406 (for Fixed Annuity, MetLife Retirement Account-Liquidity Benefit and Registered Fixed Account Option).

       THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.

 1300 HALL BOULEVARD                                        BOOKS 27, 28, 29,
 BLOOMFIELD, CT 06002-2910                                            74, 144